Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
NXP Semiconductors N.V.:

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-209942) and Form S-8 (No. 333-227332, No. 333-221118, No. 333-220341, No. 333-203192, No. 333-190472, No. 333-172711) of NXP Semiconductors N.V. of our report dated March 1, 2019, with respect to the consolidated balance sheets of NXP Semiconductors N.V. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 20-F of NXP Semiconductors N.V.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

March 1, 2019